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                                                                  Exhibit 11(a)
                            Blue Wave Systems Inc.

                  Computation of Per Share Net Income (Loss)
                   (in thousands, except per share amounts)

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                                                                                                Three Months Ended
                                                                                                  September 30,
                                                                                            1999                1998
                                                                                          -------             --------
 Basic Net Income (Loss) Per Share:
      Net income (loss) applicable to common stock                                        $   272             $   (777)
                                                                                          =======             ========

      Weighted average shares outstanding                                                  13,639               13,014

 Basic net income (loss) per share                                                        $  0.02             $  (0.06)
                                                                                          =======             ========


 Diluted Net Income (Loss) Per Share:
      Weighted average shares outstanding                                                  13,639               13,014

      Effect of common stock equivalents:
                Options granted and warrants issued                                         1,148                  N/A
                Weighted average exercised options outstanding for portion of period,
                      net of equivalent shares purchased at average fair market value           1                  N/A
                Effect of using option and warrant proceeds to repurchase common
                      stock at average fair market value                                     (735)                 N/A
                                                                                          -------             --------
                                  Other dilutive securities                                   414                    -
                                                                                          -------             --------
      Weighted average diluted shares outstanding                                          14,053               13,014
                                                                                          -------             --------
 Diluted net income (loss) per share                                                      $  0.02             $  (0.06)
                                                                                          =======             ========
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